Exhibit 99.1

For Immediate Release Contact Crdentia Corp. John Kaiser, CEO Phone: 972.850.0780 Fax: 972.392.2722 jkaiser@crdentia.com Jim TerBeest, CFO Phone: 972.850.0780 Fax: 972.392.2722 jterbeest@crdentia.com

Crdentia Announces Completion of Financing Transactions

DALLAS, July 9, 2008 – Crdentia Corp. (OTCBB:CRDT), a leading healthcare staffing company, today announced it has expanded its accounts receivable-based revolving credit facility to $7.5 million from $5.2 million and revised and expanded existing term loans including a new $1.5 million debt investment in the Company.  Separately, the Company also announced that it has completed a private placement equity offering for aggregate proceeds of $1 million.   Proceeds will be used for general working capital purposes.

Crdentia signed agreements with Capital TempFunds, a division of Capital Business LLC, to have them take over from ComVest Capital, LLC (ComVest) a majority of Crdentia’s existing accounts receivable-based revolving credit facility and to increase the facility to $7.5 million from $5.2 million.  In addition, the term debt presently in place from ComVest (two tranches of three-year term debt of $2.5 million each) was revised as follows:  (i) the principal payments on Tranche A Note were delayed and amortization will commence in September 2009, (ii) $1.5 million was added to the principal amount of Tranche B to increase the balance to $4 million and Tranche B is now convertible at the option of ComVest upon certain triggering events at the same price of the equity financing.  In addition, the original warrant to ComVest to purchase 8,000,000 shares has been redeemed in exchange for a Trance C Note in the amount of $2.4 million thereby retiring this warrant.

The expanded revolving credit facility bears interest at the greater of (a) the prime rate of interest quoted in the Wall Street Journal plus 2.0% or (b) 8.5%.  The term loans bear interest at 12.5% annually.  In addition to the above, Crdentia issued a Common Stock Purchase Warrant to ComVest to purchase up to 525,000 shares of Common Stock of Crdentia with an exercise price of $0.35 per share.

The private placement is comprised of 3,333,333 shares of common stock at a price of $0.30 per share and warrants to purchase up to 1,666,667 shares of common stock, for aggregate proceeds of $1,000,000. The Warrants are immediately exercisable and have an exercise price of $0.35 per share with a five-year term.   The shares have been issued in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

John Kaiser, CEO of Crdentia said, “As investors are likely well-aware, today’s credit market environment is quite challenging, yet the strength of our business allowed Crdentia to complete a favorable transaction for the Company.  As we move forward with our previously announced plans to take Crdentia private, we are pleased to have completed these important financing transactions that improve the Company’s financial flexibility with the addition of substantial working capital and ability to grow our revolver borrowing base as the Company grows.  With this added liquidity, we will continue to work aggressively to execute our strategic growth plans to establish Crdentia as a leading full-service supplier of healthcare staffing throughout the Sun Belt region.”

About Crdentia Corp.

Crdentia Corp., one of the nation’s leading providers of healthcare staffing solutions, is focused on recruiting talented national and international healthcare professionals to meet the ever-increasing employment needs of over 2,300 clients. Crdentia is one of the few companies that can provide quality temporary staff for all healthcare industry positions including local nurses, travel nurses, allied health, locum tenens and home care professionals. For more information, visit http://www.crdentia.com.

Forward Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties.  Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.  Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company’s management team, members of which have other business interests; the ability to successfully implement the Company’s business plan; the ability to continue as a going concern; the ability to fund the Company’s business and acquisition strategy; the growth of the temporary healthcare professional staffing business; difficulty in managing operations of acquired businesses; uncertainty in government regulation of the healthcare industry; and the limited public market for the Company’s common stock.  The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.  Crdentia undertakes no obligation to revise or update publicly any forward-looking statements for any reason.